Exhibit 23.2: Consent of Clark, Schaefer, Hackett & Co.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission of our report dated September 27, 2013 on the consolidated statements of financial condition of United Community Bancorp as of June 30, 2013 and 2012 and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for the years ended June 30, 2013 and 2012 included in the Form 10K of United Community Bancorp filed with the Securities and Exchange Commission on September 27, 2013.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

March 10, 2014